Exhibit 99.1

Investor Contact: Elizabeth Boland

(617) 673-8125

Media Contact: Ilene Serpa

(617) 673-8044

Bright Horizons Family Solutions Acquires kidsunlimited in the UK

Unites the UK’s top providers of workplace childcare, expands regional footprint

WATERTOWN, MA – (April 10, 2013) – Bright Horizons Family Solutions® (NYSE: BFAM), a global provider of employer-sponsored child care and early education, today announced it has completed the acquisition of kidsunlimited, a premier operator of nurseries throughout England and Scotland. Founded in 1983, kidsunlimited operates 64 nurseries, including lease/consortium locations as well as workplace nurseries for blue-chip employers such as Cambridge University Hospitals, WH Smith, and The University of Oxford. The network of locations includes a strong concentration of nurseries in the North West, London/South East Region as well as Oxford and Cambridge.

“We have long admired the kidsunlimited team and are excited to welcome the children and families they serve as well as their nursery staff and clients into the Bright Horizons® family. Both organizations share a deep commitment to quality early years education and workplace child care, giving us the seamless ability to join forces and making this a natural step for our growth in the region. The combination gives us a well established foothold providing high-quality care and early education for children throughout England, and solidifies our position as the leader in providing high-quality employer sponsored child care throughout the UK,” said Bright Horizons Chief Executive Officer David Lissy.

This combination brings the total number of Bright Horizons nurseries in the UK to 203 with the capacity to serve approximately 15,500 children. The transaction officially closed on April 10, 2013 for cash consideration of £45 million. kidsunlimited reported revenue of £41 million in their last fiscal year ended April 30, 2012 and had been executing on a new organic rollout strategy for the past several years which is anticipated to mature under Bright Horizons ownership. After deal costs and one-time expenses associated with achieving operating synergy, this transaction is expected to be neutral to Bright Horizons’ earnings for the remainder of 2013 and to become accretive in 2014. Additional information will be provided on the Company’s earnings call for the first quarter of 2013, expected to be held in early May 2013.

Forward-Looking Statements

This press release contains forward-looking statements which involve a number of risks and uncertainties. Forward looking statements include all matters that are not historical facts, including statements regarding our current expectations concerning our results of operations and growth. Bright Horizons Family Solutions’ actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors. These include the ability of the Company to 1) successfully integrate acquisitions, including kidsunlimited, and achieve operating synergies 2) execute contracts relating to new commitments and renew contracts with acquired or existing clients, 3) retain existing and enroll new families in centers, and 4) implement our growth strategies successfully, as well as those risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission. These forward looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, unless required by law.

About Bright Horizons Family Solutions Inc.

Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and life. Bright Horizons provides center-based full service child care, back-up dependent care and educational advisory services to more than 850 clients across the United States, the United Kingdom, Ireland, the Netherlands, Canada and India, including more than 130 FORTUNE 500 companies and more than 75 of Working Mother magazine’s 2012 “100 Best Companies for Working Mothers.” Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For” and is one of the UK’s Best Workplaces as well as one of the Top 25 Best Large Workplaces in Europe as designated by the Great Place to Work Institute. Bright Horizons is headquartered in Watertown, MA. The Company’s website is located at www.brighthorizons.com.

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